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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Partners
USA Compression Partners, LP:

        We consent to the use of our report dated February 13, 2017, with respect to the consolidated balance sheets of USA Compression Partners, LP as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Dallas, TX
April 19, 2017

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm